Now Trading: VanEck Bitcoin Trust (HODL) A longtime believer in Bitcoin’s ability to parallel or rival gold, CEO Jan van Eck has named Bitcoin one of his key investment focuses for 2024. As the first established ETF issuer to file for a Bitcoin-related ETF in 2017, VanEck has long advocated for the ETF wrapper as a means for investors to gain access without the need for self-custody. That brings us to today’s milestone launch. Between our deep-rooted asset management experience and significant crypto expertise, we are uniquely positioned to guide investors who have been waiting for this kind of vehicle to begin their own Bitcoin journey. VanEck Bitcoin Trust (HODL): • Offers exposure to physical bitcoin • Simplifies direct bitcoin ownership • Priced competitively with an expense ratio of 0.25% Buy & HODL Investing in Bitcoin and Digital Assets Here is a collection of resources to help you better understand Bitcoin and the role it plays within a portfolio. Learn More Disclosures This is not an offer to buy or sell, or a recommendation to buy or sell any of the securities, financial instruments or digital assets mentioned herein. The information presented does not involve the rendering of personalized investment, financial, legal, tax advice, or any call to action. The information herein represents the opinion of the author(s), but not necessarily those of VanEck or its other employees. The material must be preceded or accompanied by a prospectus. Before investing you should carefully consider the VanEck Bitcoin Trust's (the "Trust") investment objectives, risks, charges and expenses. Investing involves risk, and you could lose money on an investment in the Trust. The value of Bitcoin and, therefore, the value of the Trust’s Shares could decline rapidly, including to zero. You could lose your entire principal investment. For a more complete discussion of the risk factors relative to the Trust, carefully read the prospectus. The Trust's investment objective is to reflect the performance of Bitcoin less the expenses of the Trust's operations. The Trust is a passive investment vehicle that does not seek to generate returns beyond tracking the price of Bitcoin. The Trust is not an investment company registered under the Investment Company Act of 1940 (“1940 Act”) or a commodity pool for the purposes of the Commodity Exchange Act (“CEA”). Shares of the Trust are not subject to the same regulatory requirements as mutual funds. As a result, shareholders of HODL do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act or the protections afforded by the CEA. Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333-251808 January 11, 2024

Because shares of the Trust are intended to reflect the price of the Bitcoin held in the Trust, the market price of the shares is subject to fluctuations similar to those affecting Bitcoin prices. Additionally, shares of the Trust are bought and sold at market price, not at net asset value (“NAV”). Brokerage commissions will reduce returns. Trust shares trade like stocks, are subject to investment risk and will fluctuate in market value. The value of Trust shares relates directly to the value of the Bitcoin held by the Trust (less its expenses), and fluctuations in the price of Bitcoin could materially and adversely affect an investment in the shares. The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the Bitcoin represented by them. The Trust does not generate any income, and as the Trust regularly issues shares to pay for the Sponsor’s ongoing expenses, the amount of Bitcoin represented by each Share will decline over time. This content is published in the United States for residents of specified countries. Investors are subject to securities and tax regulations within their applicable jurisdictions that are not addressed on this content. Nothing in this content should be considered a solicitation to buy or an offer to sell shares of any investment in any jurisdiction where the offer or solicitation would be unlawful under the securities laws of such jurisdiction, nor is it intended as investment, tax, financial, or legal advice. Investors should seek such professional advice for their particular situation and jurisdiction. The Sponsor of the Trust is VanEck Digital Assets, LLC. The Marketing Agent for the Trust is Van Eck Securities Corporation. VanEck Digital Assets, LLC., and Van Eck Securities Corporation are wholly-owned subsidiaries of Van Eck Associates Corporation. All investing is subject to risk, including the possible loss of the money you invest. As with any investment strategy, there is no guarantee that investment objectives will be met and investors may lose money. Diversification does not ensure a profit or protect against a loss in a declining market. Past performance is no guarantee of future results. © Van Eck Associates Corporation, 666 Third Avenue, New York, NY 10017 Phone: 800.826.2333 Email: info@vaneck.com VanEck Bitcoin Trust has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov or by visiting vaneck.com/hodl. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus if you request it by calling 800.826.2333.